                                                FILED PURSUANT TO RULE 424(b)(2)
                                                       REGISTRATION NO. 33-62649

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 14, 1996

                                 $200,000,000

[LOGO OF INTERNATIONAL LEASE FINANCE CORPORATION]

                    INTERNATIONAL LEASE FINANCE CORPORATION

                       6.375% NOTES DUE JANUARY 18, 2000

                                ---------------

  Interest on the Notes is payable January 18 and July 18 of each year, commencing July 18, 1997. The Notes are not redeemable prior to maturity. The Notes are unsecured obligations of the Company and will rank equally with all unsecured and unsubordinated indebtedness of the Company.

  The Notes will be represented by Global Securities registered in the name of the nominee of The Depository Trust Company ("DTC"). Interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, Notes in definitive form will not be issued. See "Description of Notes".

  The Notes will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity for the Notes will therefore settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds. See "Book-Entry System".

                                ---------------

THESE SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
   PASSED UPON  THE ACCURACY OR  ADEQUACY OF THIS  PROSPECTUS SUPPLEMENT OR
    THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY
                           IS A CRIMINAL OFFENSE.

                                ---------------

                             INITIAL PUBLIC     UNDERWRITING       PROCEEDS TO
                           OFFERING PRICE (1)    DISCOUNT(2)     COMPANY (1)(3)
                           ------------------ ----------------  ----------------
Per Note..................      99.872%            .150%             99.722%
Total.....................    $199,744,000        $300,000        $199,444,000

-------
(1) Plus accrued interest, if any, from January 16, 1997.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(3) Before deducting estimated expenses of $100,000 payable by the Company.

                                ---------------

  The Notes offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected the Notes will be ready for delivery in book-entry form only through the facilities of DTC in New York, New York on or about January 16, 1997, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.

                          ABN AMRO SECURITIES (USA) INC.

                                                      CITICORP SECURITIES, INC.

                                ---------------

          The date of this Prospectus Supplement is January 13, 1997.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

                                USE OF PROCEEDS

  The net proceeds from the sale of the Notes offered hereby are estimated to be $199,344,000. The Company intends to use approximately $153,000,000 of the net proceeds to purchase aircraft and the remainder to repay maturing commercial paper. At January 10, 1997, the Company had approximately $2.75 billion of commercial paper outstanding with a weighted average interest rate of approximately 5.45%.

                             DESCRIPTION OF NOTES

  The information herein concerning the Notes should be read in conjunction with the statements under "Description of Debt Securities" in the accompanying Prospectus, to which description reference is hereby made. The Notes offered hereby are to be issued under an Indenture, dated as of November 1, 1991 (the "Indenture"), between the Company and First Trust of Illinois, National Association (successor to Continental Bank, National Association), as Trustee (the "Trustee").

  The Notes will mature on January 18, 2000 and will bear interest at the rate of 6.375% per annum from January 16, 1997. Interest on the Notes will be payable semi-annually on each January 18 and July 18, commencing July 18, 1997, to the persons in whose names the Notes are registered at the close of business on the preceding January 3 and July 3, respectively; provided, however, that interest payable on January 18, 2000 will be payable to the persons to whom the principal of such Notes shall be payable. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

  The Notes will not be redeemable prior to maturity and will not be subject to any sinking fund.

                               BOOK-ENTRY SYSTEM

  Upon issuance, the Notes will be represented by a single Global Security registered in the name of Cede & Co., as nominee of The Depository Trust Company, which will act as the Depositary for the Notes. The Depositary has advised the Company as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the Depositary's system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear through or maintain a custodial relationship with a Direct Participant, either directly of indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

  Purchases of the Notes under the Depositary's system must be made by or through Direct Participants. The ownership interest of each actual purchaser of a Note (a "Beneficial Owner") will be recorded on the Direct and Indirect Participants' records. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are expected to be effected by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Book-Entry Notes, except as set forth under "Description of Debt Securities-- Global Securities" in the accompanying Prospectus.

  As long as the Notes are held by the Depositary or its nominee and the Depositary continues to make its Same-Day Funds Settlement System available to the Company, all payments of principal of and interest on the Notes will be made by the Company in immediately available funds. The Company has been advised that the Depositary's practice is to credit Direct Participants' accounts on the applicable payment date unless the Depositary has reason to believe that it will not receive payment on such date.

  Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the Notes will trade in the Depositary's Same-Day Funds Settlement System. Accordingly, the Depositary will require that secondary trading activity in the Notes settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

  The Company expects that conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. In addition, neither the Depositary nor Cede & Co. will consent or vote with respect to the Notes; the Company has been advised that the Depositary's usual procedure is to mail an omnibus proxy to the Company as soon as possible after the record date with respect to such consent or vote. The omnibus proxy would assign Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on such record date (identified in a listing attached to the omnibus proxy).

  See "Description of Debt Securities" in the accompanying Prospectus for further information regarding Global Securities.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of the Notes set forth opposite its name below:

                                                                PRINCIPAL AMOUNT
   UNDERWRITER                                                      OF NOTES
   -----------                                                  ----------------
   Goldman, Sachs & Co. .......................................   $125,000,000
   Citicorp Securities, Inc. ..................................     50,000,000
   ABN AMRO Securities (USA) Inc. .............................     25,000,000
                                                                  ------------
     Total.....................................................   $200,000,000

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Notes, if any are taken.

  The Underwriters propose to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of .125% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not to exceed .100% of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

  The Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

PROSPECTUS

[LOGO OF INTERNATIONAL LEASE FINANCE CORPORATION]

INTERNATIONAL LEASE FINANCE CORPORATION

                                DEBT SECURITIES

  International Lease Finance Corporation (the "Company") intends to issue from time to time debt securities (the "Debt Securities") with an aggregate offering price of up to $2,110,580,000, which will be offered to the public on terms determined by market conditions at the time of sale. The Debt Securities shall be issued in U.S. dollar denominations or, at the option of the Company, if so specified in the applicable Prospectus Supplement (the "Prospectus Supplement"), in any other currency, including composite currencies such as the European Currency Unit. The Debt Securities may be issued in one or more series with the same or various maturities at par or with an original issue discount. The specific designation, aggregate principal amount, purchase price, maturity, interest rate (which may be fixed or variable), time of payment of interest, any terms for redemption, any other specific terms, and any listing on a securities exchange of Debt Securities in respect of which this Prospectus is being delivered (the "Offered Debt Securities") are set forth in the accompanying Prospectus Supplement together with the terms of offering of the Offered Debt Securities. Unless otherwise specified in the accompanying Prospectus Supplement, the Debt Securities of each series will be issued in the form of one or more Global Securities.

                               ----------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION  NOR HAS THE
     SECURITIES  AND   EXCHANGE  COMMISSION   OR  ANY   STATE  SECURITIES
       COMMISSION  PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF  THIS
        PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS  A CRIMINAL
                                   OFFENSE.

                               ----------------

  The Debt Securities will be sold directly through agents designated from time to time or through underwriters or dealers. If any agents of the Company or any underwriters are involved in the sale of the Offered Debt Securities, the names of such agents or underwriters and any applicable commissions or discounts are set forth in the accompanying Prospectus Supplement. The net proceeds to the Company from such sale are also set forth in the accompanying Prospectus Supplement.

                               ----------------

                 The date of this Prospectus is June 14, 1996

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company can be inspected and copied at the Public Reference Room of the Commission, Room 1024, at 450 Fifth Street, N.W., Washington, D.C., 20549 and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained at prescribed rates from the Public Reference Room of the Commission, Room 1024, at 450 Fifth Street, N.W., Washington, D.C. 20549.

  The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus and the accompanying Prospectus Supplement do not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, which may be examined without charge at the public reference facilities maintained by the Commission at the Public Reference Room of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies thereof may be obtained from the Commission upon payment of the prescribed fees.

                      DOCUMENTS INCORPORATED BY REFERENCE

  The Company's Annual Report on Form 10-K for the year ended December 31, 1995, its Quarterly Report on Form 10-Q, as amended by Form 10-Q/A, for the quarter ended March 31, 1996 and its Current Report on Form 8-K, event date January 4, 1996, filed by the Company with the Commission are incorporated herein by reference.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Offered Debt Securities shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein, in a Prospectus Supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in any subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO: ALAN H. LUND, EXECUTIVE VICE PRESIDENT, CO-CHIEF OPERATING OFFICER AND CHIEF FINANCIAL OFFICER, INTERNATIONAL LEASE FINANCE CORPORATION, 1999 AVENUE OF THE STARS, 39TH FLOOR, LOS ANGELES, CALIFORNIA 90067 (TELEPHONE: (310) 788-1999).

                                  THE COMPANY

  The Company is primarily engaged in the acquisition of new and used commercial jet aircraft and the leasing and sale of such aircraft to domestic and foreign airlines. The Company, in terms of the number and value of transactions concluded, is a major owner-lessor of commercial jet aircraft. Since its formation in 1973, the Company has engaged in over 750 transactions involving the lease or sale of commercial aircraft to more than 140 airlines. In addition, the Company is engaged in the remarketing of commercial jet aircraft for its own account, for airlines and for financial institutions. At December 31, 1995, the Company had committed to purchase, or had secured positions for (which were subsequently committed), 292 aircraft deliverable through 2004 at an estimated aggregate purchase price of $15.9 billion. It also had options to purchase an additional 34 aircraft deliverable through 2005 at an estimated aggregate purchase price of $2.5 billion.

  The Company is a wholly owned subsidiary of American International Group, Inc. ("AIG").

  The Company is incorporated in the State of California and its principal executive offices are located at 1999 Avenue of the Stars, 39th Floor, Los Angeles, California 90067, with a telephone and telecopier number of (310) 788-1999 and (310) 788-1990, respectively.

                      AMERICAN INTERNATIONAL GROUP, INC.

  AIG is a holding company which through its subsidiaries is primarily engaged in a broad range of insurance and insurance-related activities in the United States and abroad. AIG's primary activities include both general and life insurance operations. The principal insurance company subsidiaries are American Home Assurance Company, National Union Fire Insurance Company of Pittsburgh, Pa., New Hampshire Insurance Company, Lexington Insurance Company, American International Underwriters Overseas, Ltd., American Life Insurance Company, American International Assurance Company, Limited, The Philippine American Life Insurance Company, American International Reinsurance Company, Ltd. and United Guaranty Residential Insurance Company. Other significant activities are financial services and insurance agency and service fee operations. The Common Stock of AIG is listed on, among others, the New York Stock Exchange.

  THE DEBT SECURITIES WILL NOT BE OBLIGATIONS OF, OR GUARANTEED BY, AIG.

                                USE OF PROCEEDS

  Unless otherwise stated in the accompanying Prospectus Supplement, proceeds to be received from the sale of the Debt Securities offered hereby will be used, together with internally generated funds, for general corporate purposes, including the acquisition of aircraft. Pending ultimate application, the proceeds from the sale of the Debt Securities will be invested in marketable securities.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the Company's ratio of earnings to fixed charges for the periods shown.

                           YEARS ENDED DECEMBER 31,
               ------------------------------------------------
                1991       1992      1993       1994      1995
                ----       ----      ----       ----      ----
               1.44x      1.75x     1.70x      1.63x     1.48x

  The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, "earnings" consist of income before income taxes plus fixed charges (excluding capitalized interest), and "fixed charges" consist of interest expense and capitalized interest.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities will be unsecured obligations issued under an indenture dated as of November 1, 1991 (the "Indenture"), between the Company and First Trust of Illinois, National Association (successor to Continental Bank, National Association), as trustee (the "Trustee"). The following summaries of certain provisions of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture (a copy of which is filed as an exhibit to the Registration Statement), including the definitions therein of certain terms and the provisions of certain terms which are made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. Capitalized terms used in the following summaries and not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

  The particular terms of the Offered Debt Securities and the extent, if any, to which such general provisions may apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

GENERAL

  The Debt Securities will rank equally with all other unsecured and unsubordinated debt of the Company. The Indenture does not limit the amount of debt which may be issued by the Company under the Indenture or otherwise. The Debt Securities may be issued in one or more series with the same or various maturities, at par or with an original issue discount. Federal income tax consequences and other special considerations applicable to any Debt Securities issued with an original issue discount will be described in the Prospectus Supplement relating thereto.

  Reference is made to the accompanying Prospectus Supplement for the following terms of the Offered Debt Securities: (i) the title of the Offered Debt Securities; (ii) any limit upon the aggregate principal amount of the Offered Debt Securities; (iii) the Person to whom any interest on an Offered Debt Security shall be payable if other than the Person in whose name that Offered Debt Security (or one or more Predecessor Securities) is registered at the close of business on the relevant Regular Record Date; (iv) the date or dates on which the principal of the Offered Debt Securities is payable; (v) the rate or rates (which may be fixed or variable), or the formula pursuant to which such rate or rates will be determined, at which the Offered Debt Securities will bear interest, if any, and the date or dates from which such interest will accrue, the Interest Payment Dates on which such interest, if any, will be payable and the Regular Record Dates for such Interest Payment Dates; (vi) the place or places where the principal of (and premium, if any) and interest, if any, on the Offered Debt Securities will be payable; (vii) any mandatory or optional sinking fund or analogous provisions, the periods during which and the price or prices at which the Offered Debt Securities may, pursuant to such funds, provisions or otherwise, be redeemed at the option of the Company or of any Holder thereof and the other terms and provisions thereof; (viii) the currency or currencies in which the Offered Debt Securities are payable; (ix) if applicable, the manner of determining the amount of principal of or premium or interest on the Offered Debt Securities if such amount is determined with reference to an index; (x) the principal amount of the Offered Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof; (xi) whether the Offered Debt Securities which will be issued in whole or in part in the form of one or more Global Securities; (xii) any additional Events of Default provided with respect to the Offered Debt Securities; and (xiii) any other terms of the Offered Debt Securities.

DENOMINATION AND EXCHANGE

  Unless otherwise indicated in the accompanying Prospectus Supplement for a particular issue, the Debt Securities of each series will be issued in the form of one or more Global Securities registered in the name of Cede & Co., as nominee of the Depositary (as hereinafter defined). See "Global Securities" below. Unless otherwise indicated in the accompanying Prospectus Supplement for a particular issue of Debt Securities in the form of Global Securities, principal, premium, if any, and interest, if any, is to be payable as described under "Global Securities" below. Unless otherwise indicated in the accompanying Prospectus Supplement for a particular issue of Debt Securities not in the form of Global Securities but in the form of definitive certificates ("Certificated Securities"), principal, premium, if any, and interest, if any, is to be payable to registered Holders of such Certificated Securities at the office of the Trustee maintained for that purpose in the Borough of Manhattan, City and State of New York, or at any paying agency maintained at the time by the Company for such purpose. At the option of the Company, payment of interest to registered Holders of Certificated Securities may be made by check mailed to the address of the person entitled thereto as it appears on the register for such Certificated Securities. Unless otherwise indicated in the accompanying Prospectus Supplement for a particular issue, Certificated Securities may be presented for registration of transfer or exchange at such office of the Trustee in New York, New York, or at such other location or locations as may be established pursuant to the Indenture without any service charge but subject to the limitations provided in the Indenture.

CERTAIN COVENANTS OF THE COMPANY

  Restrictions on Liens. The Company will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any indebtedness for borrowed money secured by any mortgage, pledge, lien or other encumbrance of any nature (herein collectively referred to as a "mortgage" or "mortgages") upon any property of the Company or any Restricted Subsidiary, or on any shares of stock of any Restricted Subsidiary, without in any such case effectively providing that the Debt Securities (together with, if the Company shall so determine, any other indebtedness of the Company or such Restricted Subsidiary ranking equally with the Debt Securities) shall be secured equally and ratably with such indebtedness for borrowed money, except that the foregoing restrictions shall not apply to: (a) mortgages existing on November 1, 1991; (b) certain mortgages securing all or a part of the purchase price of property (other than property acquired for lease to a Person other than the Company or a Restricted Subsidiary); (c) mortgages on the property of a Restricted Subsidiary existing at the time it became a Restricted Subsidiary;
(d) mortgages securing indebtedness for borrowed money of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary; (e) mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time the Company or a Restricted Subsidiary purchases, leases or otherwise acquires the properties of such other corporation as an entirety or substantially as an entirety; (f) the replacement of any of the foregoing, provided that the principal amount of the indebtedness for borrowed money secured by the mortgage shall not be increased and the principal repayment schedule and maturity of such indebtedness shall not be extended and the mortgage shall be limited to the property or part thereof which secured the mortgage so replaced or property substituted therefor as a result of the destruction, condemnation or damage of such property; (g) liens in connection with certain legal proceedings; (h) liens for certain taxes or assessments, landlord's liens and charges incidental to the conduct of the business, or the ownership of the property and assets, of the Company or a Restricted Subsidiary, which are not incurred in connection with the borrowing of money and which do not, in the opinion of the Company, materially impair the use of such property in the operation of the business of the Company or a Restricted Subsidiary or the value of such property for the purpose of such business; and
(i) mortgages which would otherwise be subject to the foregoing restrictions which, when the indebtedness for borrowed money relating to those mortgages is added to all other then outstanding indebtedness for borrowed money of the Company and the Restricted Subsidiaries secured by mortgages and not listed in clauses (a) through (h) above, does not exceed 12.5% of the Consolidated Net Tangible Assets of the Company.

  Restrictions as to Dividends and Certain Other Payments. No dividend shall be paid or declared nor shall any distributions be made on any capital stock of the Company (except in shares of, or warrants or rights to subscribe for or purchase shares of, capital stock of the Company), nor shall any payment be made by the Company or any Restricted Subsidiary to acquire or retire shares of such stock, at a time when an Event of Default has occurred and is continuing under the Indenture constituting a (i) default in the payment of interest on the Debt Securities of that series when due, continued for 30 days; (ii) default in the payment of the principal and premium, if any, on the Debt Securities of that series when due either at maturity, upon redemption, by declaration or otherwise; or (iii) default in the deposit of any sinking fund payment with respect to Debt Securities of that series when and as due.

  Restrictions on Investments in Non-Restricted Subsidiaries. The Company will not, nor will it permit any Restricted Subsidiary to, make any investment in, or transfer any assets to, a Non-Restricted Subsidiary if immediately thereafter the Company would be in breach of or in default in the performance of any covenant or warranty of the Company contained in the Indenture.

  Limited Covenants in the Event of a Highly Leveraged Transaction. Other than the covenants of the Company included in the Indenture as described above and as described under "Description of Debt Securities--Merger and Sale of Assets", there are no covenants or provisions in the Indenture that may afford Holders protection in the event of a highly leveraged transaction, leveraged buyout, reorganization, restructuring, merger or similar transaction involving the Company.

CERTAIN DEFINITIONS

  Set forth below are certain significant terms which are defined in the
Indenture:

  "Consolidated Net Tangible Assets" means the total amount of assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a balance sheet of the Company and its Restricted Subsidiaries, after deducting therefrom (a) all liability items except indebtedness (whether incurred, assumed or guaranteed) for borrowed money maturing by its terms more than one year from the date of creation thereof or which is extendible or renewable at the sole option of the obligor in such manner that it may become payable more than one year from the date of creation thereof, shareholder's equity and reserves for deferred income taxes, (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case would be so included on such balance sheet, and (c) amounts invested in, or equity in the net assets of, Non-Restricted Subsidiaries.

  "Restricted Subsidiaries" means all Subsidiaries other than Non-Restricted Subsidiaries. "Non-Restricted Subsidiaries" means (a) any Subsidiary so designated by the Board of Directors of the Company in accordance with the Indenture, and (b) any other Subsidiary of which the majority of the voting stock is owned directly or indirectly by one or more Non-Restricted Subsidiaries, if such other Subsidiary is a corporation, or in which the Non-Restricted Subsidiary is a general partner, if such other Subsidiary is a limited partnership. Pursuant to specified conditions in the Indenture, the Company's Board of Directors may change the designations of Restricted Subsidiaries and Non-Restricted Subsidiaries.

  "Subsidiary" means any corporation, partnership, or trust more than 50% of the Voting Stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

AMENDMENT, SUPPLEMENT AND WAIVER

  The Indenture may be amended or supplemented with the consent of the Holders of not less than a majority in principal amount of the Debt Securities at the time outstanding of each series affected by such amendment or supplement, and any past default and its consequences may be waived with the consent of the Holders of a majority in principal amount of the Debt Securities at the time outstanding of each series affected by such default; provided that, without the consent of the Holders of all of the Debt Securities affected thereby, no such amendment, supplement or waiver may change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the stated maturity of any Debt Security (or reduce the amount payable upon a declaration of acceleration of the Debt Security), or change the time for payment of any interest on any Debt Securities, or make any Debt Security payable in money other than that stated in the Debt Security, or reduce the aforesaid percentage of principal amount of Debt Securities whose Holders must consent to an amendment, supplement or waiver. Without the consent of any Holder of Debt Securities, the Company may amend or supplement the Indenture to, among other things, evidence succession of another corporation to the Company, to add covenants or additional Events of Default for the benefit of the Holders of all or any series of Debt Securities, to cure any ambiguity, correct any provision of the Indenture inconsistent with other provisions thereof or make any other provision which does not adversely affect the interests of the Holders of Debt Securities in any material respect, or to change or eliminate any provision of the Indenture if such change or elimination is effective only when there are no Debt Securities outstanding which were issued prior to such change or elimination and entitled to the benefit of such provision.

EVENTS OF DEFAULT

  The Indenture defines an Event of Default as being any one of the following events: (a) default in the payment of any interest on the Debt Securities of that series when due, continued for 30 days; (b) default in the payment of the principal and premium, if any, on the Debt Securities of that series when due either at maturity, upon redemption, by declaration or otherwise; (c) default in the deposit of any sinking fund payment of the Debt Securities of that series when and as due; (d) default in the performance of any other of the Company's covenants in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series) continued for 60 days after written notice; (e) default under any mortgage, indenture (including the Indenture) or instrument under which is issued or which secures or evidences indebtedness for borrowed money of the Company or any Restricted Subsidiary which default constitutes a failure to pay principal of such indebtedness in an amount exceeding $20,000,000 when due and payable (other than as a result of acceleration) or results in indebtedness for borrowed money in the aggregate of $20,000,000 or more becoming or being declared due and payable before it would otherwise become due and payable, and such acceleration is not rescinded or annulled, or such indebtedness for borrowed money is not discharged, within 30 days after written notice to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Debt Securities of that series at the time outstanding; (f) certain events in bankruptcy, insolvency or reorganization; and (g) any other events of default provided with respect to the Offered Debt Securities. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Debt Securities of each series affected thereby may declare the Debt Securities of that series to be due and payable immediately, but under certain conditions such acceleration may be rescinded by the Holders of a majority in principal amount of the Debt Securities of each series affected thereby.

  No Holder of any Debt Security of a series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder previously shall have given to the Trustee written notice of an Event of Default and unless also the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series shall have made written request upon the Trustee, and have offered indemnity satisfactory to the Trustee to institute such proceeding as Trustee, and the Trustee for 60 days shall have failed to institute such proceeding. However, the right of any Holder of any Debt Security to institute suit for enforcement of any payment of principal of, and premium, if any, and interest on, such Debt Security on or after the due date expressed in such Debt Security, may not be impaired or affected without such Holder's consent.

  The Holders of a majority in principal amount of Debt Securities of any series at the time outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to Debt Securities of that series. However, the Trustee may refuse to follow any such direction that conflicts with any rule of law or the Indenture. Before proceeding to exercise any right or power under the Indenture at the direction of such Holders, the Trustee shall be entitled to receive from such Holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with any such direction. The Trustee may withhold from Holders of Debt Securities notice of any continuing default (except a default in payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interests.

  The Company will be required to furnish to the Trustee within 120 days after the end of each fiscal year, a statement as to whether any default under the Indenture occurred during the fiscal year.

DEFEASANCE AND COVENANT DEFEASANCE

  Unless otherwise indicated in the accompanying Prospectus Supplement, the Company may discharge (a "defeasance") its obligations with respect to the outstanding Debt Securities of such series (other than certain obligations to the Trustee and the Company's obligations with respect to the registration, transfer and exchange of certificated Debt Securities, mutilated, destroyed, lost and stolen certificated Debt Securities, the maintenance of an office or agency in the Place of Payment and the treatment of funds held by Paying Agents), or may be released from the restrictions described under "Certain Covenants of the Company" above and any other provisions identified in the accompanying Prospectus Supplement ("covenant defeasance") if, among other things, (i) the Company has irrevocably deposited or caused to be deposited with the Trustee (or other satisfactory trustee), as trust funds for the payment of such Debt Securities, money, U.S. Government Obligations (as defined below) which through the scheduled payment of principal and interest will provide money, or a combination thereof, in an amount sufficient, without reinvestment, to pay and discharge at maturity or redemption the entire amount of principal of (and premium, if any) and interest on such Debt Securities;
(ii) no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to such Debt Securities shall have occurred or be continuing on the date of such deposit and, for certain purposes, at any time during the period ending on the 123rd day after the date of deposit, or any longer preference period; (iii) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest as referred to in the Indenture; and (iv) such defeasance or covenant defeasance will not result in a breach or violation of the Indenture or other material agreements or instruments of the Company or cause the Debt Securities, if listed on a national securities exchange, to be delisted.

  In addition, in the case of defeasance, the Company is required to deliver to the Trustee an opinion of counsel stating that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of the Indenture there has been a change in the applicable Federal income tax law, in either case to the effect that the Holders of the outstanding Debt Securities of the series to be defeased will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the case of a covenant defeasance, the Company is required to deliver to the Trustee an opinion of counsel to the effect that the Holders of the outstanding Debt Securities of the series for which covenant defeasance is proposed will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred.

  "U.S. Government Obligations" is defined in the Indenture as securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt.

MERGER AND SALE OF ASSETS

  The Company may consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and another Person may consolidate with and merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company only if (i) the Person formed by such consolidation or surviving such merger or to which such assets or properties are conveyed, transferred or leased is a corporation, partnership or trust organized and validly existing under the laws of the United States, any State or the District of Columbia and such Person expressly assumes the Company's obligations under the Indenture; (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and (iii) if property or assets of the Company have become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the Indenture, the Company and such Person have taken appropriate steps to secure any of the Debt Securities equally and ratably with the securities secured thereby.

  Upon such consolidation, merger or conveyance, transfer or lease, the successor Person shall be substituted for the Company under the Indenture and, except in the case of such a lease, the Company shall be relieved of all obligations under the Indenture.

GLOBAL SECURITIES

  Unless otherwise specified in the accompanying Prospectus Supplement, the Debt Securities of a series will be issued in the form of one or more fully registered Global Securities registered in the name of Cede & Co., as nominee of The Depository Trust Company, which will act as the Depositary for the Debt Securities (the "Depositary"). Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor.

  The Depositary has advised the Company as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the Depositary's system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

  Unless otherwise specified in the accompanying Prospectus Supplement, the Company anticipates that the following provisions will apply to all depositary arrangements.

  Upon the issuance of a Global Security, the Company expects that the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of the applicable Direct Participants. The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities. Purchases of Debt Securities under the Depositary's system must be made by or through Direct Participants. The ownership interest of each actual purchaser of Debt Securities (a "Beneficial Owner") will be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debt Securities are expected to be effected by entries made on the books of Participants acting on behalf of Beneficial Owners. So long as the Depositary or its nominee is the registered owner of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, Beneficial Owners will not be entitled to have the Debt Securities represented by a Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or Holders thereof under the Indenture.

  Principal, premium, if any, and interest payments on Debt Securities represented by a Global Security registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of such Global Security. None of the Company, the Trustee or any paying agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that, upon receipt of any payment of principal, premium or interest, the Depositary will immediately credit Direct Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary. The Company also expects that payments by Direct Participants to Indirect Participants and by Direct and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of the Participants.

  As long as the Debt Securities are held by the Depositary or its nominee and the Depositary continues to make its same day funds settlement system available to the Company, all payments of principal and interest on the Debt Securities will be made by the Company in immediately available funds. The Company has been advised that the Depositary's practice is to credit Direct Participants' accounts on the applicable payment date unless the Depositary has reason to believe that it will not receive payment on such date.

  Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, it is anticipated that the Debt Securities will trade in the Depositary's Same-Day Funds Settlement system. Accordingly, the Depositary will require that secondary trading activity in the Debt Securities settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Debt Securities.

  The Company expects that conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. In addition, neither the Depositary nor Cede & Co. will consent or vote with respect to the Debt Securities; the Company has been advised that the Depositary's usual procedure is to mail an omnibus proxy to the Company as soon as possible after the record date with respect to such consent or vote. The omnibus proxy would assign Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on such record date (identified in a listing attached to the omnibus proxy).

  If the Depositary is at any time unwilling or unable to continue as Depositary for a series of Debt Securities and a successor Depositary is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive form in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Global Security or Securities representing such Debt Securities.

  The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in Debt Securities represented by Global Securities.

THE TRUSTEE

  The Trustee has been and from time to time is an unsecured lender to the Company. The Company may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

                             PLAN OF DISTRIBUTION

  The Company may sell the Debt Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to purchasers or to a single purchaser; or (iii) through agents. The accompanying Prospectus Supplement with respect to the Offered Debt Securities sets forth the terms of the offering of the Offered Debt Securities, including the name or names of any underwriters or agents, the purchase price of the Offered Debt Securities and the proceeds to the Company from such sale, any underwriting discounts, agents' commissions and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Offered Debt Securities may be listed.

  If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities may be offered to the public through underwriting syndicates which may be represented by managing underwriters. Such firms may from time to time purchase and sell Debt Securities in the secondary market, but they are not obligated to do so. No assurance can be given that there will be a secondary market for the Debt Securities. Unless otherwise set forth in the accompanying Prospectus Supplement, the obligations of the underwriters to purchase the Offered Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Offered Debt Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  Offered Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the accompanying Prospectus Supplement. Unless otherwise indicated in the accompanying Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act.

  If so indicated in the accompanying Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Offered Debt Securities from the Company at the public offering price set forth in the accompanying Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the accompanying Prospectus Supplement and the accompanying Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

  Agents and underwriters may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                                    EXPERTS

  The consolidated financial statements of International Lease Finance Corporation and subsidiaries appearing in International Lease Finance Corporation's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the issuance of the Debt Securities offered hereby is being passed upon for the Company by O'Melveny & Myers LLP. Milbank, Tweed, Hadley & McCloy, Los Angeles, California will pass upon certain legal matters for the underwriters or agents.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESEN-TATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRO-SPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PRO-SPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DE-SCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIR-CUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMA-TION.

                                  -----------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT

Use of Proceeds............................................................ S-2
Description of Notes....................................................... S-2
Book-Entry System.......................................................... S-2
Underwriting............................................................... S-4

                                   PROSPECTUS

Available Information......................................................   2
Documents Incorporated by Reference........................................   2
The Company................................................................   3
American International Group, Inc..........................................   3
Use of Proceeds............................................................   3
Ratio of Earnings to Fixed Charges.........................................   3
Description of Debt Securities.............................................   4
Plan of Distribution.......................................................  11
Experts....................................................................  12
Legal Matters..............................................................  12

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                  $200,000,000

                              INTERNATIONAL LEASE
                              FINANCE CORPORATION

                       6.375% NOTES DUE JANUARY 18, 2000

                                  -----------

               [LOGO OF INTERNATIONAL LEASE FINANCE CORPORATION]

                                  -----------

                              GOLDMAN, SACHS & CO.

                         ABN AMRO SECURITIES (USA) INC.

                           CITICORP SECURITIES, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------